Exhibit 10

June 1, 2004

Mr. Michael M. Laddon

414 Faye Lane

Redondo Beach, CA 90277

Dear Mike:

This letter modifies and amends the February 25, 2003, offer of employment letter (the “Offer Letter”) in connection with your employment by Longs Drug Stores California, Inc. and reflects our mutual understanding. The following paragraphs of the Offer Letter are modified and amended to read as set forth below:

3.	On or about July of 2004, you will be paid a hiring bonus of $115,000, which will be taxed for state and federal income tax purposes. Should you resign from the Company within three years of your hire date (March 17, 2003), you will be required to repay a prorated portion of this bonus as follows: 0-12 months, 100%; 13-24 months, 67%; 25-36 months, 33%.

5.	You will be reimbursed for reasonable moving expenses (to move your household goods from your residence in Redondo Beach, CA to the San Francisco Bay Area) based on information submitted by you to the Company, which will be grossed up for state and federal income tax purposes where allowable by IRS regulations. This reimbursement agreement shall terminate on June 30, 2007, if you have not moved by that date.

6.	Subject to annual review and your continued employment with the Company, in consideration of your agreement to waive the Company’s obligations to purchase your residence in Redondo Beach, CA and reimburse you for all realtor fees as provided in Paragraphs 5 and 7 of the Offer Letter, on or about July 2005, July 2006 and July 2007, the Company will pay you $15,000. Payments made by the Company to you will not be grossed up for state and federal income tax purposes.

7.	Deleted

8.	Deleted

Yours very truly,

LONGS DRUG STORES CALIFORNIA, INC.

/s/ Warren F. Bryant

Warren F. Bryant President and Chief Executive Officer

I accept the modifications and amendments to the Offer Letter.

/s/ Michael M. Laddon	June 4, 2004

Michael M. Laddon	Date